Exhibit 11.0

       Statement Regarding Computation of Earnings Per Share for the Three
                           Months Ended March 31, 1997
                                   (Unaudited)

Assuming no dilution:
      Net income (in thousands)                      $      420
                                                     ==========

      Weighted average number of shares:

            Average shares outstanding:               2,500,978
                                                     ==========

      Income per share assuming no dilution:         $     0.16
                                                     ==========

Assuming full dilution:
      Net income (in thousands)                      $      420
                                                     ==========

      Weighted average number of shares:

            Average shares outstanding:               2,835,185
                                                     ==========

      Income per share assuming full dilution:       $     0.14
                                                     ==========

Note:

      Earnings per share are computed based upon the weighted average common and common equivalent shares outstanding for periods subsequent to the Company's initial stock offering on May 1, 1996. Accordingly, earnings per share for the quarter ended March 31, 1996 are not meaningful.